Exhibit 99.1

NEWS RELEASE

                                                           For Immediate Release

For Further Information Contact:

       Stephen M. Merrick                              Timothy Dilsaver
       Executive Vice President                        Investor Relations
       (847) 382-1000                                  (847) 382-1000

                 CTI INDUSTRIES CORPORATION COMPLETES FINANCING

BARRINGTON, ILLINOIS, December 30, 2003 -- CTI Industries Corporation (NASDAQ Small Cap-CTIB), an international manufacturer and marketer of foil and latex balloons and specialty, laminated and printed films, today announced that it has completed a senior loan facility with Cole Taylor Bank, Chicago, Illinois. Under an agreement concluded on December 30, 2003, Cole Taylor has agreed to provide to the Company term and revolving loans in the aggregate maximum amount of $11 million, secured by equipment, inventory, receivables and other assets of the Company. The line includes a term loan of $3.5 million based on the appraised value of equipment of the Company and a revolving line of credit, up to a maximum amount of $7.5 million, based on advances of up to 85% of eligible receivables and up to 50% of the value of the Company's inventory. The term of the facility is for a period of two years and then is automatically extended on a year to year basis unless terminated by either party at the expiration of the initial or any extended term.

Approximately $6,960,000 in proceeds from these loans has been utilized to pay off outstanding loans due to the Company's prior senior lender.

Stephen M. Merrick, Executive Vice President and Chief Financial Officer of the Company, said, "We are very pleased to begin our relationship with Cole Taylor Bank. This financing will provide liquidity and significant new financial resources to support our operations over the next several years. We look forward to a long and rewarding relationship with Cole Taylor."

CTI Industries Corporation, based in suburban Chicago, manufactures and distributes foil balloons and latex balloons throughout the United States and in over 30 other countries, and manufactures printed, specialty and laminated films for packaging, consumer and commercial uses. CTI's common stock is traded on the NASDAQ Small Cap Market under the symbol CTIB.


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This press release may contain forward-looking statements within the meaning of
Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected or implied in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company's most recent filing with the Securities and Exchange Commission on Form 10-K. CTI Industries Corporation, based in suburban Chicago, manufactures and distributes foil balloons and latex balloons throughout the United States and in over 30 other countries, and manufactures printed, specialty and laminated films for packaging, consumer and commercial uses. CTI's common stock is traded on the NASDAQ Small Cap Market under the symbol CTIB.


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